Exhibit 99.1

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COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2012 OPERATING RESULTS

ISSAQUAH, Wash., December 8, 2011—Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the first quarter (twelve weeks) of fiscal 2012, ended November 20, 2011.

Net sales for the quarter increased thirteen percent to $21.18 billion from $18.82 billion during the first quarter of fiscal 2011. Comparable sales for the first quarter of fiscal 2012 were as follows:

12 Weeks
U.S.	10%
International	11%

Total Company	10%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales for the twelve-week period were as follows:

12 Weeks
U.S.	6%
International	10%

Total Company	7%

Net income for the quarter was $320 million, or $.73 per diluted share, compared to $312 million, or $.71 per diluted share, for the first quarter of fiscal 2011. First quarter results were negatively impacted by a $24 million charge relating to the settlement of an income tax audit of the Company’s 50% owned Mexico joint venture. The impact on net income attributable to Costco was $12 million, or $.03 per diluted share. Also negatively impacting this year’s results was a $17 million charge, or $.04 per diluted share, for contributions to the Yes on 1183 Coalition in support of an initiative reforming alcoholic beverage laws in Washington State. (The initiative was approved by a 59% to 41% margin.) These contributions were not tax deductible under U.S. tax laws.

Costco currently operates 596 warehouses, including 433 in the United States and Puerto Rico, 82 in Canada, 32 in Mexico, 22 in the United Kingdom, nine in Japan, eight in Taiwan, seven in Korea and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open two additional warehouses in Japan prior to the end of calendar year 2011.

A conference call to discuss these fiscal 2012 first quarter results is scheduled for 8:00 a.m. (PT) today, December 8, 2011, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

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Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 20, 2011	November 21, 2010
REVENUE
Net sales	$21,181	$18,823
Membership fees	447	416

Total revenue	21,628	19,239
OPERATING EXPENSES
Merchandise costs	18,931	16,757
Selling, general and administrative	2,145	1,941
Preopening expenses	10	12
Provision for impaired assets and closing costs, net	(1)	4

Operating income	543	525
OTHER INCOME (EXPENSE)
Interest expense	(27)	(26)
Interest income and other, net	37	5

INCOME BEFORE INCOME TAXES	553	504
Provision for income taxes	225	172

Net income including noncontrolling interests	328	332
Net income attributable to noncontrolling interests	(8)	(20)

NET INCOME ATTRIBUTABLE TO COSTCO	$320	$312

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.74	$0.72

Diluted	$0.73	$0.71

Shares used in calculation (000’s)
Basic	434,222	434,099
Diluted	440,615	441,360
Dividends per share	$0.240	$0.205

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	November 20, 2011	August 28, 2011
ASSETS
Cash and cash equivalents	$4,319	$4,009
Short-term investments	1,596	1,604
Receivables, net	982	965
Merchandise inventories	7,618	6,638
Deferred income taxes and other current assets	478	490

Total current assets	14,993	13,706
Property and equipment, net	12,381	12,432
Other assets	630	623

TOTAL ASSETS	$28,004	$26,761

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$934	$900
Accounts payable	7,576	6,544
Other current liabilities	4,801	4,606

Total current liabilities	13,311	12,050
Long-term debt, excluding current portion	1,330	1,253
Deferred income taxes and other liabilities	916	885

Total liabilities	15,557	14,188

Total Costco stockholders’ equity	11,909	12,002
Noncontrolling interests	538	571

Total equity	12,447	12,573

TOTAL LIABILITIES AND EQUITY	$28,004	$26,761